                                                      FORM 4

[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instructions 1(b).


                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1. Name and Address of Reporting Person

   Naify, Marshall
-----------------------------------------------------
   (Last)            (First)            (Middle)

   172 Golden Gate Avenue
-----------------------------------------------------
                     (Street)

   San Francisco, CA 94102
-----------------------------------------------------
   (City)               (State)         (Zip)

_______________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol

   The Todd-AO Corporation (NASDAQ: TODDA)

_______________________________________________________________________________
3. IRS or Social Security Number of Reporting Person (Voluntary)
_______________________________________________________________________________
4. Statement for Month/Year

   April 1997
_______________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)

_______________________________________________________________________________
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [x] 10% Owner
   [x] Director
   [x] Officer (give title below)
   [ ] Other (specify below)

     Co-Chairman of the Board of Directors
   --------------------------------------------------

   --------------------------------------------------
__________________________________________________________________________

TABLE I-Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


1.		2.	  3.	     4.			    5.	           6.		7.

							    Amount of     Owner-
							    Securities       ship
		Trans-      Trans-          Securities Acquired (A) Beneficially  Form:
		action      action          or Disposed of (D)          Owned at       Direct       Nature of
		Date        Code            (Instr. 3, 4 and 5)            End of           (D) or       Indirect
Title of                 (Month/     (Instr. 8)   ----------------------------    Month            Indirect    Beneficial
Security                  Day/       ----------	        (A) or	     (Instr.            (I)             Ownership
(Instr. 3)                Year)      Code   V     Amount  (D)      Price      3 and 4)        (Instr. 4)   (Instr. 4)

Class A
Common Stock      04/25/97  P	       10,000        A     $9.25

Class A
Common Stock      04/28/97  P	         3,000        A     $9.25

Class A
Common Stock      04/30/97  P	        10,000       A     $9.25

Class A
Common Stock						     1,208,984(1)	D

Class B
Common Stock						       678,839(1)	D
(not publicly traded)


Note

(1) Includes employee stock options for 98,100 Class A Shares exercisable within 60 days. Also includes 98,067 Class A Shares held as Trustee (as to which the undersigned disclaims any pecuniary interest) and 30,166 shares held as Trustee and Beneficiary.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
 (e.g. puts, calls, warrants, options, convertible securities)

1.	      2.	       3.           4.	           5.		             6.                    7.           	     8.       9.

								       Title and
				           Number of	          Date Exer-      Amount of
				           Derivative	          cisable and      Underlying		Number of
				           Securities	          Expiration       Securities	   Price   Derivative
	     Conver-                  Trans-       Acquired (A)       Date (Month/  (Instr. 3              of        Securities
	     sion or     Trans-    action        or Disposed         Day/Year)        and 4)                Deriv- Benefi-
	     Exercise  action     Code         of (D)	          --------------	     --------------	   ative    cially
Title of        Price of   Date       (Instr.       (Instr. 3,	          Date                         Amount     Secur-  Owned at
 Derivative   Deriv-     (Month/    8)	           4 and 5)	          Exer-   Expir- 	 or Num-    ity        End of
Security      ative         Day/      --------        ----------	          cis-      ation	 ber of       (Instr.    Month
(Instr. 3)     Security   Year)     Code  V      (A)        (D)        able     Date     Title  Shares       5)	   (Instr. 4)

Employee							     Class A
Stock						          12/24  06/23   Common
Option	      $3.589				           1994   1999    Stock  110,000*	     110,000*

Employee							     Class A
Stock						          10/19  04/18   Common
Option	      $4.95				           1995   2000    Stock    66,000*	       66,000*

Employee							     Class A
Stock						           09/01  01/07  Common
Option	      $10.50  01/08/97  A		    A	           2000   2002    Stock    11,673*	       11,673*

Employee							     Class A
Stock						           01/08  08/31  Common
Option	      $10.50  01/08/97  A		    A	           1997   2003    Stock    88,327*	        88,327*



TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
 (e.g. puts, calls, warrants, options, convertible securities)
CONTINUED

10.           11.
---------    ----------
Ownership
Form of
Deriv-
ative
Security:
Direct
(D) or     Nature of
Indirect    Indirect
(I)          Beneficial
(Instr.    Ownership
4)	    (Instr. 4)




D




D




D




D

Explanation of Responses:
* subject to vesting restrictions
-----------------------------------------------------

-----------------------------------------------------

	/s/ Marshall Naify		May 7, 1997
              ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.